Exhibit 99.1

Schnitzer Reports Third Quarter Fiscal 2023 Financial Results

Significant Sequential Performance Improvement

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--June 27, 2023--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its third quarter of fiscal 2023 ended May 31, 2023.

Third Quarter Fiscal 2023 Highlights

  Diluted earnings per share from continuing operations of $0.48. Net income of $14 million and net income per ferrous ton of $12.
  Adjusted diluted earnings per share from continuing operations of $0.67, which excludes charges of $5 million, or $0.18 per share, related primarily to legacy environmental matters.
  Adjusted EBITDA of $56 million and adjusted EBITDA per ferrous ton of $48.
  Significant sequential performance improvement driven by stronger demand for recycled metals leading to higher average net selling prices for ferrous and nonferrous products.
  Nonferrous volumes were up 26% sequentially, driven by increased purchases and higher recovery yields associated with the Company’s advanced nonferrous technology investments.
  Finished steel sales volumes were up 30% sequentially due to seasonally stronger construction demand.

Stronger demand for recycled metals from improved global steel demand and inventory restocking led to higher net average selling prices and an expansion of metal spreads in the quarter. Metal margins also benefited from shipments contracted before market prices began to soften in the second half of the quarter. Supply flows improved seasonally but remained tighter than a year ago.

Average net selling prices for ferrous and nonferrous products increased sequentially 13% and 2%, respectively. Ferrous sales volumes decreased sequentially by 8% compared to the prior quarter, which had benefited from a drawdown of inventories. Nonferrous sales volumes were up 26% sequentially, driven by stronger nonferrous flows and higher production and recovery from the Company's advanced nonferrous processing technologies. Sales volumes for finished steel products increased 30%, benefiting from seasonally stronger demand for finished steel. Rolling mill utilization reached 97% in the quarter. Finished steel average net selling prices were lower sequentially by 2%.

Commenting on the Company's third quarter results, Tamara Lundgren, Chairman and Chief Executive Officer, said, “Our financial and operating performance this quarter reflects stronger market conditions than we experienced earlier in the fiscal year, improved operating efficiencies from our productivity initiatives, and benefits from the advanced metal recovery technology systems which have been commissioned to date.”

Ms. Lundgren continued, “While the near-term economic environment is showing some signs of slowdown, the long-term structural demand for recycled metals remains positive, supported by the increased focus on decarbonization, the transition to low-carbon technologies, and the anticipated demand associated with the Infrastructure Investment and Jobs Act and the Inflation Reduction Act, including Buy Clean provisions.”

Summary Results
($ in millions, except per share amounts, and prices per ton/pound)
	Quarter			Nine Months Ended
	3Q23	2Q23	3Q22	2023	2022
Revenues	$810	$756	$1,010	$2,164	$2,591
Gross margin (total revenues less cost of goods sold)	$96	$73	$176	$218	$403
Selling, general and administrative expense	$69	$64	$78	$197	$194
Net income	$14	$4	$76	$—	$161
Net income per ferrous ton	$12	$3	$67	$—	$48
Diluted earnings per share from continuing operations attributable to SSI shareholders
Reported	$0.48	$0.14	$2.52	$—	$5.33
Adjusted(1)	$0.67	$0.14	$2.59	$0.38	$5.54
Adjusted EBITDA(1)	$56	$32	$119	$96	$272
Adjusted EBITDA per ferrous ton(1) (4)	$48	$25	$105	$29	$81

Ferrous sales volumes (LT, in thousands)	1,157	1,263	1,129	3,270	3,349
Avg. net ferrous sales prices ($/LT)(2)	$413	$367	$541	$376	$447
Nonferrous sales volumes (pounds, in millions)(3)	208	165	201	535	502
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.01	$0.99	$1.12	$0.97	$1.10
Finished steel average net sales price ($/ST)(2)	$924	$943	$1,129	$959	$1,059
Finished steel sales volumes (ST, in thousands)	142	109	135	369	340
Rolling mill utilization (%)	97%	75%	96%	84%	87%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	May not foot due to rounding.

Third Quarter Fiscal 2023 Financial Review and Analysis

Third quarter performance reflected the full achievement of the $10 million quarterly run rate of productivity initiatives announced last October and the quarterly run rate of $5 million of SG&A savings initiatives announced in January. The benefits from these initiatives mitigated the impact of inflationary pressure on operating costs. Results for the third quarter also included a benefit from average inventory accounting of approximately $2 per ferrous ton, compared to $8 per ferrous ton in the second quarter of fiscal 2023.

The third quarter had operating cash outflow of $(21) million, as cash flows associated with higher profitability were more than offset by an increase in working capital due primarily to the timing of shipments and collections. Total debt at the end of the quarter was $351 million, and debt, net of cash, was $346 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). Capital expenditures were $27 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business and environmental-related projects. The effective tax rate for the third quarter of fiscal 2023 was an expense of approximately 34% on GAAP results and approximately 31% on adjusted non-GAAP results. During the third quarter, the Company returned capital to shareholders through its 117th consecutive quarterly dividend.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable July 31, 2023 to shareholders of record on July 17, 2023. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Third Quarter of Fiscal 2023

A conference call and slide presentation to discuss results will be held today, June 27, 2023, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at: schnitzersteel.com/company/investors/event-calendar. Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the Company's website.

About Schnitzer Steel Industries, Inc.

Schnitzer is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	May 31, 2023	February 28, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Revenues	$809,610	$755,953	$1,010,087	$2,164,293	$2,591,403
Cost of goods sold	713,685	682,937	834,375	1,946,633	2,188,158
Selling, general and administrative expense	68,527	63,957	77,672	196,712	194,020
Income from joint ventures	(285)	(311)	(762)	(1,386)	(1,589)
Asset impairment charges	—	—	932	—	932
Restructuring charges and other exit-related activities	169	828	26	2,589	52
Operating income	27,514	8,542	97,844	19,745	209,830
Interest expense	(5,146)	(4,908)	(2,223)	(13,378)	(5,496)
Other loss, net	(1,306)	(99)	(34)	(5,289)	(136)
Income from continuing operations before income taxes	21,062	3,535	95,587	1,078	204,198
Income tax (expense) benefit	(7,221)	513	(20,037)	(676)	(43,207)
Income from continuing operations	13,841	4,048	75,550	402	160,991
(Loss) gain from discontinued operations, net of tax	(233)	224	(46)	(78)	(46)
Net income	13,608	4,272	75,504	324	160,945
Net (income) loss attributable to noncontrolling interests	(148)	81	(870)	(299)	(2,497)
Net income attributable to SSI shareholders	$13,460	$4,353	$74,634	$25	$158,448

Net income per share attributable to SSI shareholders:
Basic:
Income per share from continuing operations	$0.49	$0.15	$2.65	$—	$5.63
Net income per share	$0.48	$0.16	$2.65	$—	$5.63
Diluted:
Income per share from continuing operations	$0.48	$0.14	$2.52	$—	$5.33
Net income per share	$0.47	$0.15	$2.52	$—	$5.33
Weighted average number of common shares:
Basic	28,114	28,081	28,143	27,980	28,161
Diluted	28,659	28,617	29,625	28,646	29,741
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

				YTD
	1Q23	2Q23	3Q23	2023
Total ferrous volumes (LT, in thousands)(1)	851	1,263	1,157	3,270
Total nonferrous volumes (pounds, in thousands)(1)(2)	162,720	164,796	207,714	535,230
Ferrous selling prices ($/LT)(3)
Domestic	$313	$359	$414	$365
Foreign	$356	$368	$414	$380
Average	$340	$367	$413	$376
Ferrous sales volume (LT, in thousands)
Domestic	432	444	548	1,424
Foreign	418	819	609	1,846
Total (6)	851	1,263	1,157	3,270
Nonferrous average price ($/pound)(2)(3)	$0.90	$0.99	$1.01	$0.97
Cars purchased (in thousands)(4)	69	72	78	219
Auto stores at period end	51	50	50	50
Finished steel average sales price ($/ST)(3)	$1,015	$943	$924	$959
Sales volume (ST, in thousands)
Rebar	101	84	97	282
Coiled products	16	24	43	83
Merchant bar and other	1	1	2	4
Finished steel products sold	118	109	142	369
Rolling mill utilization(5)	81%	75%	97%	84%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					FY
	1Q22	2Q22	3Q22	4Q22	2022(6)
Total ferrous volumes (LT, in thousands)(1)	1,148	1,071	1,129	1,268	4,616
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227	147,145	201,413	185,634	687,419
Ferrous selling prices ($/LT)(3)
Domestic	$431	$418	$516	$389	$438
Foreign	$450	$455	$552	$387	$457
Average	$446	$445	$541	$387	$452
Ferrous sales volume (LT, in thousands)
Domestic	430	408	490	477	1,806
Foreign	718	663	639	791	2,810
Total	1,148	1,071	1,129	1,268	4,616
Nonferrous average price ($/pound)(2)(3)	$1.05	$1.10	$1.12	$1.05	$1.08
Cars purchased (in thousands)(4)	80	73	84	76	312
Auto stores at period end	50	50	50	51	51
Finished steel average sales price ($/ST)(3)	$979	$1,045	$1,129	$1,118	$1,075
Sales volume (ST, in thousands)
Rebar	74	73	99	96	343
Coiled products	25	32	35	28	119
Merchant bar and other	—	1	1	1	3
Finished steel products sold	99	106	135	125	465
Rolling mill utilization(5)	78%	86%	96%	93%	88%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. 1Q22 was impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations, which was substantially completed in 2Q22.

(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	May 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$4,511	$43,803
Accounts receivable, net	297,444	237,654
Inventories	298,979	315,189
Other current assets	58,441	74,740
Total current assets	659,375	671,386
Property, plant and equipment, net	697,396	664,120
Operating lease right-of-use assets	118,399	122,413
Goodwill and other assets	391,258	368,678
Total assets	$1,866,428	$1,826,597

Liabilities and Equity
Current liabilities:
Short-term borrowings	$6,724	$6,041
Operating lease liabilities	20,357	21,660
Environmental liabilities	11,521	13,031
Other current liabilities	303,554	340,841
Total current liabilities	342,156	381,573
Long-term debt, net of current maturities	344,084	242,521
Environmental liabilities, net of current portion	54,340	55,469
Operating lease liabilities, net of current maturities	98,175	101,651
Other long-term liabilities	88,081	86,909
Total liabilities	926,836	868,123

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	936,012	953,979
Noncontrolling interests	3,580	4,495
Total equity	939,592	958,474
Total liabilities and equity	$1,866,428	$1,826,597

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for charges for legacy environmental matters (net of recoveries), asset impairment charges, restructuring charges and other exit-related activities, business development costs not related to ongoing operations including pre-acquisition expenses, charges related to non-ordinary course legal settlements, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Three Months Ended			Nine Months Ended
	3Q23	2Q23	3Q22	2023	2022
As reported	$0.48	$0.14	$2.52	$-	$5.33
Charges for legacy environmental matters, net, per share(1)	0.18	—	—	0.23	0.15
Asset impairment charges, per share(2)	0.05	—	0.03	0.19	0.03
Restructuring charges and other exit-related activities, per share	0.01	0.03	—	0.09	—
Business development costs, per share	—	—	0.03	0.01	0.07
Charges related to legal settlements, per share(3)	—	—	0.02	—	0.02
Income tax benefit allocated to adjustments, per share(4)	(0.05)	(0.04)	(0.02)	(0.15)	(0.06)
Adjusted(5)	$0.67	$0.14	$2.59	$0.38	$5.54

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Nine Months Ended
	3Q23	2Q23	3Q22	2023	2022
Net income	$14	$4	$76	$—	$161
Plus interest expense	5	5	2	13	5
Plus tax expense (benefit)	7	(1)	20	1	43
Plus depreciation and amortization	23	22	19	66	55
Plus charges for legacy environmental matters, net(1)	5	—	—	7	5
Plus asset impairment charges(2)	1	—	1	5	1
Plus restructuring charges and other exit-related activities	—	1	—	3	—
Plus business development costs	—	—	1	—	2
Plus charges related to legal settlements(3)	—	—	1	—	1
Adjusted EBITDA(5)	$56	$32	$119	$96	$272

Ferrous sales volume (LT, in thousands)	1,157	1,263	1,129	3,270	3,349
Adjusted EBITDA per ferrous ton sold ($/LT)	$48	$25	$105	$29	$81
LT = Long Ton, which is equivalent to 2,240 pounds

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

For the three and nine months ended May 31, 2023, asset impairment charges included $1 million ($0.05 per share before income tax) and $5 million ($0.19 per share before income tax), respectively, of impairment and other adjustments of an equity investment to fair value reported within "Other loss, net" on the Unaudited Condensed Consolidated Statement of Operations.

(3)	Charges related to legal settlements in the three and nine months ended May 31, 2022 relate to a claim with a utility provider for past charges.
(4)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(5)	May not foot due to rounding.

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended			Nine Months Ended
	3Q23	2Q23	3Q22	2023	2022
As reported	$69	$64	$78	$197	$194
Charges for legacy environmental matters, net(1)	(5)	—	—	(7)	(5)
Business development costs	—	—	(1)	—	(2)
Adjusted(2)	$63	$64	$77	$190	$187
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	May 31, 2023	February 28, 2023	August 31, 2022
Short-term borrowings	$6,724	$6,527	$6,041
Long-term debt, net of current maturities	344,084	303,552	242,521
Total debt	350,808	310,079	248,562
Less: cash and cash equivalents	4,511	11,459	43,803
Total debt, net of cash	$346,297	$298,620	$204,759

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital projects, including investments in processing and manufacturing technology improvements; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; translation risks associated with fluctuation in foreign exchange rates; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com